Lake Shore Bancorp, Inc. Reports First Quarter 2018 Earnings and Declares Dividend

DUNKIRK, N.Y.— April 25,  2018—Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the first quarter of 2018.

Net income for first quarter 2018 was $936,000, or $0.15 per diluted share, compared to net income of $716,000, or $0.12 per diluted share, for first quarter 2017. First quarter 2018 net income reflected a $164,000 increase in net interest income and a  $275,000 decrease in provision for loan losses which was partially offset by a $181,000 increase in non-interest expense and a $40,000 decrease in non-interest income when compared to the first quarter of 2017.

2018 First Quarter Highlights:

•	Diluted earnings per share increased $0.03, or 25.0%, for the first quarter 2018 when compared to the first quarter 2017;
•

Net interest income increased $164,000, or 3.9%, for the first quarter 2018 when compared to the first quarter 2017 primarily due to a $37.6 million, or 25.3%, increase in average commercial loans during the three months ended March 31, 2018 as compared to the three months ended March 31, 2017;

•

The effective tax rate was 14.0% for the first quarter 2018, which was a 21.1% decrease in comparison to first quarter 2017, primarily due to the Tax Cuts and Jobs Act (“Tax Act”) which lowered the corporate tax rate from 34% to 21% as of January 1, 2018;

•	Total assets at March 31, 2018 increased $11.1 million, or 2.1%, to $530.1 million when compared to December 31, 2017;
•

Loans receivable, net increased 1.7% to $371.2 million at March 31, 2018 from $365.1 million at December 31, 2017 primarily due to organic commercial loan growth of $6.2 million, or 3.4%, during the first three months of 2018; and

•	Total deposits grew by $12.6 million, or 3.1%, to $417.8 million at March 31, 2018 when compared to December 31, 2017, which included net core (non-time) deposit growth of $11.5 million.

 “The first three months of 2018 continue to reflect our commitment to developing and strengthening customer relationships,” stated Daniel P. Reininga, President and Chief Executive Officer.   “Our strong deposit growth, together with the organic growth of commercial loans using conservative underwriting criteria, have positively impacted our financial results by significantly improving our net interest income. Our first quarter performance illustrates the ongoing successful implementation of our strategic plan across the organization.”

Net Interest Income

First quarter 2018 net interest income increased $164,000, or 3.9%, to $4.3  million as compared to the 2017 first quarter.

Interest income for the first quarter of 2018 was $5.1 million, an increase of $350,000, or 7.4%, compared to first quarter 2017.  The increase was primarily attributable to a $31.4 million, or 7.0%, net increase in the average balance of interest-earning assets in comparison to the first quarter of 2017.

Interest expense for the 2018 first quarter was $776,000, an increase of $186,000, or 31.5%, from $590,000 for the 2017 first quarter. Approximately $119,000 of the increase was due to a 26 and 14 basis points increase, respectively, in the average interest rate being paid on money market and time deposit accounts, as a result of the increase in short term interest rates during the three month period ended March 31, 2018.  The increase in interest paid on deposit accounts was also due to a $21.5 million increase in average core deposits and a $1.7 million increase in average time deposits during the 2018 first quarter as compared to the 2017 first quarter. In addition, there was a $46,000 increase in interest paid on borrowings during the first quarter of 2018. The average balance for borrowings increased $8.0 million and the average rate paid increased to 2.06% for the three months ended March 31, 2018 as compared to 1.94% for the three months ended March 31, 2017.

Non-Interest Income

Non-interest income decreased by $40,000, or 6.4%, to $590,000 in the first quarter of 2018 as compared to $630,000 for the first quarter of 2017. The decrease was primarily attributed to a $25,000 pre-tax realized gain on the sale of securities during the 2017 first quarter as compared to there being no sales of securities during the 2018 first quarter.

Non-Interest Expense

Non-interest expense was $3.8 million for the first quarter of 2018, an increase of $181,000, or 5.1%, compared to the same quarter in the prior year. The current year first quarter had higher expenses for salary and benefits, data processing and other expenses, which were partially offset by lower occupancy and equipment expenses and advertising expenses.

Asset Quality

The first quarter 2018 provision for loan losses was $75,000, a decrease of $275,000, or 78.6%, as compared to the same quarter in the prior year.  During the first quarter of 2017, a higher provision was recorded due to the downgrade in the loan classification for two commercial loan relationships.  As of March 31, 2018, the downgraded loans were performing, and well collateralized by commercial real estate, as well as fixtures and equipment.

Non-performing loans as a percent of total net loans at March 31, 2018 was 1.24%, a 19 basis points increase from 1.05% at December 31, 2017, primarily due to a $770,000 increase in non-performing loans during the first three months of 2018. The Company’s allowance for loan losses as a percent of total loans was 0.91% at March 31, 2018 and 0.90% at December 31, 2017.

Balance Sheet Summary

Total assets at March 31, 2018 were $530.1 million. Loans receivable, net at March 31, 2018 were $371.2 million, a $6.1 million, or 1.7%, increase as compared to $365.1 million at December 31, 2017.  The increase in total loans was primarily due to an increase in commercial real estate, commercial business and home equity loans, partially offset by a decrease in residential, one- to four-family loans.  Total deposits at March 31, 2018 were $417.8 million, an increase of $12.6 million, or 3.1%, compared with $405.2 million at December 31, 2017.  The increase in deposits was primarily due to an increase in net core deposits. Core deposits at March 31, 2018 were $268.2 million, an increase of $11.5 million, or 4.5%, from December 31, 2017.

Stockholders’ equity at March 31, 2018 was $78.2 million as compared to $78.4 million at December 31, 2017.  The decrease in stockholders’ equity was primarily attributed to stock repurchases, dividend payments and a decrease in accumulated other comprehensive income which was partially offset by year to date net income.

Dividends Declared

The Company’s Board of Directors approved a $0.10 per share cash dividend on the Company’s common stock on April 25,  2018, payable on May  21,  2018, to shareholders of record as of May 7,  2018. Lake Shore, MHC, which holds 3,636,875 shares, or 59.9%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $16.88 on April 24,  2018, which implied a dividend yield for the Company’s common stock of 2.37%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

 # # # # #

Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2018	2017
	(Unaudited)
	(Dollars in thousands)

Total assets	$530,084	$518,977
Cash and cash equivalents	47,538	40,913
Securities available for sale	78,429	80,421
Loans receivable, net	371,166	365,063
Deposits	417,752	405,153
Long-term debt	26,950	26,950
Stockholders’ equity	78,193	78,375

Statements of Income
	Three Months Ended
	March 31,
	2018	2017
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$5,108	$4,758
Interest expense	776	590
Net interest income	4,332	4,168
Provision for loan losses	75	350
Net interest income after provision for loan losses	4,257	3,818
Total non-interest income	590	630
Total non-interest expense	3,758	3,577
Income before income taxes	1,089	871
Income tax expense	153	155
Net income	$936	$716
Basic and diluted earnings per share	$0.15	$0.12
Dividends declared per share	$0.10	$0.08

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2018	2017
	(Unaudited)

Return on average assets(1)	0.72%	0.59%
Return on average equity(1)	4.76%	3.73%
Average interest-earning assets to average interest-bearing liabilities	125.87%	128.08%
Interest rate spread	3.42%	3.55%
Net interest margin	3.59%	3.69%

(1) Annualized

	March 31,	December 31,
	2018	2017
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.24%	1.05%
Non-performing assets as a percent of total assets	0.95%	0.82%
Allowance for loan losses as a percent of total net loans	0.91%	0.90%
Allowance for loan losses as a percent of non-performing loans	73.15%	85.65%